Exhibit 99.1

Gilead Contacts:	Genelabs Contacts:
Amy Flood	Matthew M. Loar
650-522-5643	650-562-1424

For Immediate Release

GILEAD AND GENELABS ANNOUNCE RESEARCH COLLABORATION AND

LICENSE AGREEMENT FOR THE DEVELOPMENT OF

GENELABS’ NOVEL HEPATITIS C COMPOUNDS

Research Effort Targets Significant Unmet Medical Need

Foster City, CA and Redwood City, CA, September 30, 2004 — Gilead Sciences (Nasdaq: GILD) and Genelabs Technologies, Inc. (Nasdaq: GNLB) today announced that the companies have signed an agreement to collaborate in the research, development and commercialization of novel compounds for the treatment of infection caused by the hepatitis C virus (HCV).  In this collaboration, Genelabs will lead research efforts and Gilead will lead development and commercialization efforts for novel nucleoside inhibitors of HCV polymerase.

Under the terms of the agreement, Gilead will pay to Genelabs a nonrefundable $8 million upfront payment and will provide research funding over the next three years.  In return Genelabs will devote a specified number of scientists to the program and provide Gilead with exclusive access to certain compounds developed in the program. Genelabs could also earn milestone payments of up to $38 million for each compound developed by Gilead under the agreement, based upon the achievement of specified development and regulatory goals.  Gilead will receive exclusive worldwide license rights and will pay Genelabs a royalty on any net sales of future products arising from the collaboration.

“We are pleased to partner with Genelabs, a company whose mission closely aligns with ours,” said John C. Martin, PhD, President and Chief Executive Officer of Gilead Sciences.  “There is a significant unmet medical need in hepatitis C therapy today, and Genelabs’ research expertise and capabilities uniquely position the company to work with Gilead to develop compounds that can address this life-threatening disease.  We look forward to working with the Genelabs team in this collaboration to advance novel product candidates forward to the clinic.”

“Gilead has proven to be a potent force in the development and commercialization of antiviral products and is an ideal partner for Genelabs’ HCV program,” said James A. D. Smith, President and Chief Executive Officer of Genelabs. “Our program goal is simple - to discover and develop best-in-class compounds for treatment of HCV. We believe Gilead shares this goal and see them as the best partner to successfully execute our mutual vision for bringing new HCV therapies to market. We very much look forward to working closely with the Gilead team over the coming years.”

Hepatitis C is a viral liver disease, caused by infection with the hepatitis C virus.  Globally, more than 170 million people have chronic hepatitis C.  Hepatitis C is one of the primary causes of liver failure and transplantation in the United States.  Currently, there is no vaccine that can protect against hepatitis C infection.

- more -

About Gilead Sciences

Gilead Sciences, Inc. is a biopharmaceutical company that discovers, develops and commercializes therapeutics to advance the care of patients suffering from life-threatening diseases worldwide. The company has seven marketed products, and focuses its research and clinical programs on anti-infectives. Headquartered in Foster City, CA, Gilead has operations in North America, Europe and Australia.

About Genelabs

Genelabs Technologies, Inc. is a biopharmaceutical company pioneering the discovery and development of novel pharmaceutical products to improve human health. The company is concentrating its clinical development capabilities on Prestara™, an investigational drug for women with systemic lupus erythematosus. The company is concentrating its drug discovery capabilities on novel antiviral compounds for treatment of hepatitis C virus infections.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including risks related to the companies’ ability to move compounds into the clinic and to successfully discover, develop and/or commercialize any compounds under the collaboration.  These risks, uncertainties and other factors could cause actual results to differ materially from those referred to in the forward-looking statements.  The reader is cautioned not to rely on these forward-looking statements.  These and other risks are described in detail in the Gilead Annual Report on Form 10-K and the Genelabs Annual Report on Form 10-K, each for the year ended December 31, 2003 and in each company’s Quarterly Reports on Form 10-Q, all of which are on file with the U.S. Securities and Exchange Commission.  All forward-looking statements are based on information currently available to Gilead and Genelabs, and neither company assumes any obligation to update any such forward-looking statements.

#  #  #

For more information on Gilead Sciences, please visit the company’s web site at www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 or 1-650-574-3000.

For more information on Genelabs Technologies, Inc., please visit the company’s web site at
www.genelabs.com or call Genelabs at 1-650-369-9500.